Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED PURSUING STRATEGIC OPTIONS

SAN DIEGO, March 12, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it is currently exploring various strategic options, including raising additional capital to enhance liquidity and provide the Company with the flexibility to retain or sell originated loans based on an assessment of the best overall return. Accredited’s available cash resources have been affected primarily by margin calls under its warehouse and repurchase facilities since January 1, 2007, all of which have been met to date, as well as ongoing loan repurchases. The Company reported that it has paid approximately $190 million in margin calls on its facilities since January 1, 2007. Approximately two-thirds of those margin calls have been received and paid since February 15, 2007.

In addition, Accredited is seeking waivers and extensions of waivers of certain financial and operating covenants under its warehouse and repurchase facilities, including waivers relating to required levels of net income. The Company has been operating under various waivers under these facilities since December 31, 2006. There can be no assurance that the Company will be successful in receiving any of the required waivers.

Accredited also reported that it is pursuing certain cost restructuring initiatives, including further workforce reductions.

The Company continues to evaluate impairment of the goodwill established in its acquisition of Aames Investment Corporation (“Aames”) in the fourth quarter of 2006. In light of this evaluation, along with work that must be completed for the Company’s year-end audit, it is unlikely that the Company will file its Annual Report on Form 10-K by March 16, 2007 as previously contemplated in its Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission on March 1, 2007.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any securities offered by the company will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the Company’s exploration of strategic options, including raising capital to enhance liquidity and provide flexibility to retain or sell originated loans based on an assessment of the best overall return; the Company’s efforts to obtain waivers of certain financial and operating covenants under the Company’s warehouse and repurchase facilities; evaluation of goodwill impairment; the Company’s available cash resources; the Company’s cost restructuring initiatives; and expectations regarding the ability of the Company to timely file its 10-K. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to raise capital on terms acceptable to the Company if at all; the Company’s ability to achieve and/or maintain certain liquidity levels; uncertainties related to purchase accounting adjustments relating to the Company’s recently consummated acquisition of Aames; the completion of the audits of the Company’s financial statements and assessment of its internal controls over financial reporting and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects in its forward-looking statements.